                                                             Exhibit 23(d)(viii)

                                    [FORM OF]
                    AMENDMENT NO. 3 TO SUBADVISORY AGREEMENT

     This AMENDMENT NO. 3 TO SUBADVISORY AGREEMENT (the "Amendment") is effective as of May 1, 2007 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and COLUMBIA MANAGEMENT ADVISORS, LLC (formerly known as Banc of America Capital Management, LLC), a Delaware limited liability company (the "Subadviser").

                                   WITNESSETH:

     WHEREAS, the Adviser and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

     WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated November 29, 2000, as amended effective April 1, 2002, February 14, 2005 and October 3, 2005, with respect to the Trust (the "Subadvisory Agreement"); and

     WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the SunAmerica Series Trust Technology Portfolio. Schedule A is also attached hereto.

                                  Annual Fee
                        (as a percentage of the average
                        daily net assets the Subadviser
Portfolio(s)               manages in the portfolio)
------------           --------------------------------
Technology Portfolio   0.500% on the first $150 million
                       0.450% on the next $100 million
                       0.425% over $250 million

     Subadviser shall manage the Technology Portfolio assets and shall be compensated as noted above.

     2. Section 1 of the Subadvisory Agreement is amended to add the following paragraphs:

          Adviser acknowledges that Subadviser shall have no responsibility to vote proxies with respect to companies whose securities are held in that portion of the Portfolio(s) allocated to it by Adviser. Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Portfolio(s); provided, however, that Subadviser shall provide notice to Adviser of any such potential claim of which it becomes aware and reasonably cooperate with Adviser in any possible proceeding.

          In rendering the services required under this Agreement, Subadviser may, consistent with applicable law and regulations, from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that in each such instance Subadviser shall provide prior written notice to Adviser. Subadviser represents that any party to whom it delegates authority with respect to the services to be provided under this Agreement shall be bound by a duty of confidentiality to the Subadviser that is no less restrictive than the duties required of the Subadviser under this Agreement. The power to delegate duties under this Agreement shall not relieve the Subadviser of any liability for such delegate's acts, that if done by the Subadviser, would result in liability to the Subadviser.

          Subadviser does not warrant that the portion of the assets of the Portfolio(s) managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

          Adviser has delivered or will deliver to Subadviser current copies of the Trust's Prospectus and Statement of Additional Information, and all applicable supplements thereof, and will promptly deliver to Subadviser all future amendments and supplements, if any.

          Adviser will provide Subadviser access to a list of the affiliates of Adviser or the Portfolio(s) to which investment restrictions apply, which list will specifically identify (a) all companies in which the Portfolio(s) may not invest, together with ticker symbols and/or CUSIP numbers for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Portfolio(s). Adviser will notify Subadviser any time a change to such list is made.

     3. Section 2(a) of the Subadvisory Agreement is amended to delete the underlined portion of the following sentence contained therein:

          In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio, provided, however, that for each Portfolio the average annual percentage of portfolio transactions which are engaged in with the Subadviser's affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, may not exceed 25% of the Portfolio's total transactions in securities and other investments during the Trust's fiscal year.

     4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     5. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

     6. MISCELLANEOUS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.   COLUMBIA MANAGEMENT ADVISORS, LLC


By:                                     By:
    ---------------------------------       ------------------------------------
Name: Peter A. Harbeck                  Name:
Title: President and Chief Executive          ----------------------------------
       Officer                          Title:
                                               ---------------------------------

                                   SCHEDULE A

                              Effective May 1, 2007

                                         ANNUAL FEE
                               (AS A PERCENTAGE OF THE AVERAGE
                               DAILY NET ASSETS THE SUBADVISER
PORTFOLIO(S)                      MANAGES IN THE PORTFOLIO)
------------                  --------------------------------
Cash Management Portfolio*    0.125% on first $100 million
                              0.100% on the next $400 million
                              0.075% on the next $500 million
                              0.050% over $1 billion

Technology Portfolio          0.500% on the first $150 million
                              0.450% on the next $100 million
                              0.425% over $250 million

* For the purposes of determining whether the Portfolio's assets meet the breakpoint set forth herein, the assets managed by the Subadviser for this Portfolio and the assets of any other Portfolio managed by Subadviser on behalf of the Trust or Seasons Series Trust shall be aggregated.